March 11, 2004

Board of Directors
SE Financial Corp.
St. Edmond's Federal Savings Bank
1901-03E. Passyunk Avenue
Philadelphia, PA 19148


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc., in the Application for Conversion on Form AC of St. Edmond's Federal Savings Bank, Philadelphia, Pennsylvania, and any amendments thereto, and in the Registration Statement on Form SB-2 and any amendments thereto filed by SE Financial Corp. We also hereby consent to the use of our firm's name and the inclusion of, summary of, and references to our Appraisal Report in such filings including the Prospectus, the Form SB-2 and Form AC .


                                    Very Truly Yours,



                                    /s/ FinPro, Inc.

                                    FinPro, Inc.